Exhibit 99.2

SEAPORT GLOBAL ACQUISITION II CORP. ANNOUNCES THE SEPARATE TRADING OF ITS CLASS A COMMON STOCK AND WARRANTS, COMMENCING ON DECEMBER 1, 2021

New York, NY, November 30, 2021 – Seaport Global Acquisition II Corp. (Nasdaq: SGIIU) (the “Company”) announced today that, commencing on December 1, 2021, holders of the units (the “Units”) sold in the Company’s initial public offering may elect to separately trade the Company’s Class A common stock (the “Common Stock”) and warrants (the “Warrants”) included in the Units.

The Common Stock and Warrants received from the separated Units will trade on the Nasdaq Global Market (“Nasdaq”) under the symbols “SGII” and “SGIIW”, respectively. Units that are not separated will continue to trade on Nasdaq under the symbol “SGIIU”. No fractional Warrants will be issued upon separation of the Units and only whole Warrants will trade. Holders of Units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the Units into Common Stock and Warrants.

The Company is a newly organized blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Although the Company’s efforts to identify a prospective business combination opportunity will not be limited to a particular industry, it intends to focus on companies undergoing transformational, transitional, or reorganizational business strategies.

The Units were initially offered by the Company in an underwritten offering. B. Riley Securities, Inc. (“B. Riley”) acted as the sole book-running manager of the offering. A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on November 17, 2021.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering was made only by means of a prospectus. Copies of the prospectus relating to the offering may be obtained from B. Riley at 1300 North 17th Street, Suite 1300, Arlington, VA 22209, or by calling (703) 312-9580 or emailing prospectuses@brileyfin.com.

Forward Looking Statements

This press release contains statements that constitute “forward-looking statements.” No assurance can be given that the Company will ultimately complete a business combination transaction. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the SEC. Copies of these documents are available on the SEC’s website, at www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:

Stephen C. Smith
Chairman and Chief Executive Officer
Seaport Global Acquisition II Corp.
360 Madison Avenue, 20th Floor
New York, NY 10017
Telephone: 212-616-7700